REGENT NEWS
Regent Bancshares Corp. o 1430 Walnut Street o Philadelphia, PA 19102
(215) 546-6500 o FAX (215) 546-5790

FOR IMMEDIATE RELEASE:

Contact:  Joel E. Hyman
          Chief Financial Officer & Treasurer
          (215) 546-6500

     Regent Bancshares Completes Redemption of Preferred Stock

(Philadelphia, Pennsylvania, November 21, 1997) -- Regent Bancshares Corp. (Nasdaq: RBNK), today announced that it had completed the redemption of the 564,726 outstanding shares of its Series A through E Convertible Preferred Stock. The holders of 548,194 of the 546,726 outstanding shares of Preferred Stock (97%) elected to convert their Preferred Stock into Regent Common Stock in lieu of receiving the redemption price of $10.00 per share. As a result, as of the close of business on November 18, 1997, Regent has outstanding 3,406,479 shares of Common Stock.

Robert B. Goldstein, President and Chief Executive Officer of Regent, stated "We are pleased that virtually all of the holders of our Preferred Stock have expressed their confidence in Regent's new management, which restored Regent to profitable operations in the third quarter of 1997, and were able to benefit from the performance of Regent's Common Stock." Mr. Goldstein noted that Regent's Common Stock closed at $13.375 per share on November 18, 1997, up from $10.75 on June 30, 1997. Mr. Goldstein further stated that "The simplification of Regent's capital structure will provide Regent with additional flexibility and enhance Regent's ability to realize growth opportunities."

Regent, a one-bank holding company headquartered in Philadelphia, Pennsylvania, had net income of $173,590, or $.06 per share, for the third quarter of 1997, compared to a loss of $345,509, or $.08 per share, for the third quarter of 1996.